Exhibit 99.2

Adopted January 15, 2015

AMENDED AND RESTATED
BRICKELL BIOTECH, INC.
2009 EQUITY INCENTIVE PLAN

ARTICLE I.
GENERAL PROVISIONS

1.1	PURPOSE OF THE PLAN

The Amended and Restated 2009 Equity Incentive Plan (the “Plan”) of Brickell Biotech, Inc., a Delaware corporation (the “Corporation”) provides an opportunity for eligible persons employed by or serving the Corporation or any Subsidiary or Parent to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to continue in such employ or service. Capitalized terms herein shall have the meanings assigned to such terms as described herein this Plan or in the attached Appendix A.

1.2    STRUCTURE OF THE PLAN

A.	The Plan shall be divided into two separate equity programs:

1)The “Option Grant Program” under which eligible persons may, at the discretion of the Plan Administrator, be granted an option to purchase shares of Common Stock (“Option”), and

2)The “Stock Issuance Program” under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary)(“Stock Issuance”).

B.The provisions of Articles I and IV shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

1.3    ADMINISTRATION OF THE PLAN

A.The Board shall administer the Plan. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by

1

the Board at anytime. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B.The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding Options or Stock Issuances as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any Option or Stock Issuance.

1.4    ELIGIBILITY

A.The persons eligible to participate in the Plan are as follows:

1)	Employees;

2)	Members of the Board and the members of the board of directors of any Parent or Subsidiary; and

3)	Independent contractors who provide services to the Corporation (or any Parent or Subsidiary).

B.The Plan Administrator shall have full authority to determine: (1) with respect to the grants made under the Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each grant, the status of the granted Option as either an Incentive Option or a Non-Statutory Option, the time or times when each Option is to become exercisable, the Vesting Schedule (if any) applicable to the Option shares and the maximum term for which the Option is to remain outstanding; and (2) with respect to Stock Issuances made under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when those issuances are to be made, the number of shares to be issued to each Participant, the Vesting Schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares.

C.The Plan Administrator shall have the absolute discretion either to grant Options in accordance with the Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

1.5    STOCK SUBJECT TO THE PLAN

A.The shares issuable under the Plan shall be shares of authorized but unissued or reacquired shares of Common Stock. The maximum number of shares of Common Stock as of this date that may be issued and outstanding or subject to Options outstanding under the Plan shall not exceed 1,525,487 shares.

B.Shares of Common Stock subject to outstanding Options shall be available for subsequent issuance under the Plan to the extent (1) the Options expire or terminate for any reason prior to exercise in full or (2) the Options are cancelled in accordance with the cancelation-regrant provisions of Article Two. Unvested Shares issued under the Plan and subsequently repurchased by the Corporation at a price per share not greater than the exercise or direct issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent Option grants or direct Stock Issuances under the Plan.

C.Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or any other change affecting the outstanding Common Stock as a class without the Corporations receipt of consideration, appropriate adjustments shall be made to: (1) the maximum number and/or class of securities issuable under the Plan; and (2) the number and/or class of securities and the exercise price per share in effect under each outstanding Option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding Shares of the Corporation’s Preferred Stock into shares of Common Stock.

D.    The grant of Options or the issuance of shares of Common Stock under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

ARTICLE II
OPTION GRANT PROGRAM

2.1	OPTION TERMS

Each Option shall be evidenced by one or more documents in the form approved by the Plan Administrator, provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan specifically applicable to Incentive Options.

A.	Exercise Price

1)	The Plan Administrator shall fix the exercise price per share.

2)    The exercise price shall become immediately due upon exercise of the Option and shall, subject to the provisions of Section 4.1 of Article IV and the documents evidencing the Option, be payable in cash or check made payable to the Corporation. Should the Common Stock be registered under Section 12 of the 1934 Act at the time the Option is exercised, then the exercise price (and any applicable withholding taxes) may also be paid as follows:

a)
as the Plan Administrator shall deem necessary and advisable, including the authority to withhold or receive shares or other property and to make cash payments either on a mandatory or elective basis to satisfy obligations for the payment of withholding taxes to avoid a charge to the Corporation’s earnings for financial reporting purposes; or

b)
to the extent the Option is exercised for Vested Shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions: (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise; and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the exercise date.

B.    Exercise and Term of Option. Each Option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the Option Grant. However, no Option shall have a term in excess of ten (10) years measured from the Option Grant date.

C.    Effect of Termination of Service

1)    The following provisions shall govern the exercise of any Options granted to the Optionee that remain outstanding at the time of cessation of Service:

a)
Should the Optionee cease to remain in Service for any reason other than death, Disability or Misconduct, then the Option shall be exercisable for the number of shares subject to the Option that were Vested Shares at the time of the Optionee’s cessation of Service and shall remain exercisable until the close of business on the earlier of (i) the three month anniversary of the date Service ceases or (ii) the expiration date of the Option.

b)
Should the Optionee cease to remain in Service by reason of death or Disability, then the Option shall be exercisable for the number of shares subject to the Option which were Vested Shares at the time of the Optionee’s cessation of Service and shall remain exercisable until the close of business on the earlier of (i) the twelve month anniversary of the date Service ceases or (ii) expiration date of the Option.

c)
No additional vesting will occur after the date the Optionee’s Service ceases and the Option shall immediately terminate with respect to the Unvested Shares. Upon the expiration of any post-Service exercise period or (if earlier) upon the expiration date of the term of the Option, the Option shall terminate with respect to the Vested Shares.

d)
Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while the Option remains outstanding, then the Option shall terminate immediately with respect to all shares.

2)    The Plan Administrator shall have the discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to:

a)
extend the period of time for which the Option is to remain exercisable following the Optionee’s cessation of Service for such period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the Option, and/or

b)
permit the Option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Vested Shares for which such Option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the Option had the Optionee continued in Service.

D.Stockholder Rights. The holder of an Option shall have no stockholder rights with respect to the shares subject to the Option until such person exercises the Option, pays the exercise price and becomes the record holder of the purchased shares.

E.Unvested Shares. The Plan Administrator shall have the discretion to grant Options that are exercisable for Unvested Shares. Should the Optionee cease Service while holding such Unvested Shares, the Corporation shall have the right to repurchase, at the lower of (1) Exercise Price per share or (2) the Fair Market Value per share. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.Limited Transferability of Options. An Incentive Option shall be exercisable only by the Optionee during his or her lifetime and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death. A Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to the Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Non-Statutory Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Options under the Plan, and those Options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those Options. Such beneficiary or beneficiaries shall take the transferred Options subject to all the terms and conditions of the original Option Grant and this Plan, including (without limitation) the limited time period during which the Option may be exercised following the Optionee’s death.

2.2    INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section 2.2, all the provisions of Articles I, II and IV shall be applicable to Incentive Options. Options that are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section 2.2.

A.Eligibility. Incentive Options may only be granted to Employees.

B.Exercise Price. The exercise price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the Option Grant date.

C.Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more Options granted to any Employee under the Plan (or any other Option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed $100,000.

D.10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then (i) the Option term shall not exceed five years measured from the date the Option is granted and (ii) the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on such date.

2.3    CHANGE IN CONTROL

A.The shares subject to each Option outstanding under the Plan at the time of a Change in Control may, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to that Option at the sole discretion of the Plan Administrator. Notwithstanding the foregoing, the shares subject to an outstanding Option shall not become Vested Shares on an accelerated basis if and to the extent: (1) such Option is assumed by the acquiring entity (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction and any repurchase rights of the Corporation with respect to the Unvested Option shares are concurrently assigned to such acquiring entity (or parent thereof) or otherwise continued in effect or (2) such Option is to be replaced with a cash incentive program of the Corporation or any successor Corporation which preserves the spread existing on the Unvested Option shares at the time of the Change in Control and provides for subsequent payout of that spread in accordance with the same Vesting Schedule applicable to those Unvested Option shares or (3) the acceleration of such Option is subject to other limitations imposed by the Plan Administrator at the time of the Option Grant.

B.All outstanding repurchase rights under the Option Grant Program shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately become Vested Shares, in the event of any Change in Control, except to the extent: (1) those repurchase rights are assigned to the acquiring entity (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction; or (2) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C.Immediately following the consummation of the Change in Control, all outstanding Options shall terminate, except to the extent assumed by the acquiring entity (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

D.Each Option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control, had the Option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to: (1) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control; and (2) the exercise price payable per share under each outstanding Option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the holders of the Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding Options under this Plan, substitute one or more shares of its own Common Stock with a Fair Market Value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

E.The Plan Administrator shall have the discretion, exercisable either at the time the Option is granted or at any time while the Option remains outstanding to structure one or more Options so that the Option shall become immediately exercisable and some or all of the shares subject to those Options shall automatically become Vested Shares (and some or all of the repurchase rights of the Corporation with respect to the Unvested Shares subject to those Options shall immediately terminate) upon the occurrence of a Change in Control, or another specified event or otherwise continued in effect with the Optionee’s Involuntary Termination within a designated period following a specified event.

F.In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to some or all of the shares held by the Optionee at the time of a Change in Control or other specified event, or the Optionee’s Involuntary Termination following a specified event shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall become Vested Shares at that time.

G.The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable $100,000 limitation set forth in Section 2.1(C) is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Statutory Option under the federal tax laws.

2.4	CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding Options under the Plan and to grant in substitution therefore new Options covering the same or different number of shares of Common Stock.

ARTICLE III
STOCK ISSUANCE PROGRAM

3.1	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances. Each such stock issuance shall be evidenced by a Stock Issuance agreement that complies with the terms specified below.

A.	Purchase Price

1)	The Plan Administrator shall fix the purchase price per share.

2)    Subject to the provisions of Section 4.1, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

•	cash or check made payable to the Corporation, or

•	past services rendered to the Corporation (or any Parent or Subsidiary).

B.	Vesting Provisions

1)    Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be Vested Shares or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.

2)    Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s Unvested Shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the Outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (a) the same vesting requirements applicable to the Participant’s Unvested Shares treated as if acquired on the same date as the Unvested Shares and (b) such escrow arrangements as the Plan Administrator shall deem appropriate.

3)    The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4)    Should the Participant cease to remain in Service while holding one or more Unvested Shares issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such Unvested Shares, then the Corporation shall have the right to repurchase the Unvested Shares at the lower of (a) the purchase price paid per share or (b) the Fair Market Value per share on the date the Participant’s Service ceased or the performance objective was not attained. The terms upon which such repurchase right shall be exercisable, established by the Plan Administrator and set forth in the document evidencing such repurchase right.

A.The Plan Administrator may in its discretion waive the surrender and cancellation of one or more Unvested Shares (or other assets attributable thereto) which would otherwise occur upon a failure to meet performance or Service requirements applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or attainment of the applicable performance objectives.

3.2	CHANGE IN CONTROL
A.    Upon the occurrence of a Change in Control, all outstanding repurchase rights under the Stock Issuance Program may terminate automatically, and the shares of Common Stock subject to those terminated rights may immediately become Vested Shares as shall be determined in the mutual discretion of the Plan Administrator, except to the extent: (1) those repurchase rights are assigned to the acquiring entity (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction or (2) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.
B.    The Plan Administrator shall have the discretionary authority, exercisable either at the time the Unvested Shares are issued or any time while the Corporation’s repurchase rights with respect to those shares remain outstanding, to provide that those rights shall automatically terminate in whole or in part on an accelerated basis, and some or all of the shares of Common Stock subject to those terminated rights shall immediately become Vested Shares, in the event of a Change in

Control the Participant’s Service is terminated by reason of an Involuntary Termination within a designated period following a Change in Control or any other specified event.

ARTICLE IV
MISCELLANEOUS

4.1	FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the Option exercise price under the Option Grant Program or the purchase price for shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments and secured by the purchased shares. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (A) the aggregate Option exercise price or purchase price payable for the purchased shares plus (B) any income and employment tax liability incurred by the Optionee or the Participant in connection with the Option exercise or share purchase.

4.2	FIRST REFUSAL RIGHTS

The Corporation shall have the right of first refusal with respect to any proposed disposition by the Optionee or Participant (or any successor in interest) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable and lapse in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.

4.3	SHARE ESCROW/LEGENDS

Unvested Shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Unvested Shares vest or may be issued directly to the Participant or Optionee with restrictive legends on the certificates evidencing the fact that the Participant or Optionee does not have a vested right to them.

4.4	EFFECTIVE DATE AND TERM OF PLAN

A)    The Plan shall become effective when adopted by the Board, but no Option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Corporation’s stockholders approve the Plan. If such stockholder approval is not obtained within twelve months after the date of the Board’s adoption of the Plan, then all Options previously granted under the Plan shall terminate, and no further Options shall be granted and no shares shall be issued under the Plan. Subject to such limitation, the Plan Administrator may grant Options and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B)    The Plan shall terminate upon the earlier of (1) the expiration of the ten year period measured from the date the Plan is adopted by the Board; or (2) termination by the Board. All Options and Unvested Stock Issuances outstanding at the time of the termination of the Plan shall continue in effect in accordance with the provisions of the documents evidencing those Options or issuances.

4.5	AMENDMENT OR TERMINATION OF THE PLAN

A)    The Board shall have complete and exclusive power and authority to amend or terminate the Plan or any awards made thereunder in any or all respects. However, no such amendment or termination shall adversely affect the rights and obligations with respect to Options or Unvested Stock Issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or termination. In addition, certain amendments, including amendments that increase the share reserve or change the class of individuals eligible to receive grants pursuant to the Plan, may require stockholder approval pursuant to applicable laws and regulations.

B)    Options may be granted under the Option Grant Program and shares may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve months after the date the first such excess grants or issuances are made, then: (1) any unexercised Options granted on the basis of such excess shares shall terminate; and (2) the Corporation shall promptly refund to the Optionees and Participants the exercise or purchase price paid for any excess shares issued under the Plan and hold in escrow, together with interest (at applicable Fed Funds Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled.

4.6	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for any corporate purpose.

4.7	WITHOLDING

The Corporation’s obligation to deliver shares of Common Stock upon the exercise of any Options granted under the Plan or upon the issuance or vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

4.8	REGULATORY APPROVALS

The implementation of the Plan, the granting of any Options under the Plan and the issuance of any shares of Common Stock (A) upon the exercise of any Option or (B) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Options granted under it and the shares of Common Stock issued pursuant to it.

4.9	NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such persons Service at any time for any reason, with or without cause.

APPENDIX A

Amended and Restated
2009 Brickell Biotech, Inc.
Equity Incentive Plan

DEFINITIONS

The following definitions shall apply to the Amended and Restated 2009 Brickell Biotech, Inc. Equity Incentive Plan:

“Board” shall mean the Corporation’s Board of Directors.

“Change in Control” shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

A stockholder-approved merger, consolidation or other reorganization in which securities representing more than 70% of the total combined voting power of the Corporation’s outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction;

a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets; or

the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13-d3 of the 1934 Act) of securities possessing more than 70% of the total combined voting power of the Corporation’s outstanding securities from a person or persons other than the Corporation.

In no event shall any public offering of the Corporation’s securities be deemed to constitute a Change in Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including related regulations and successor provisions and regulations.

“Committee” shall mean a committee designated by the Board to administer the Plan; provided however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, then the Board shall serve as the Committee. In the event that the Company becomes a publicly-held corporation (as hereinafter defined), then the Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the

Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of section 162(m) of the Code, and (iii) “independent”.

“Common Stock” shall mean the common stock, $0.0001 par value per share, of the Corporation.

“Corporation” shall mean Brickell Biotech, Inc., a Delaware corporation, or any successor to, all or substantially all of the assets or the voting stock of Brickell Biotech, Inc.

“Disability” shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of twelve months or more.

“Employee” shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

“Exercise Price” shall mean that price as designated in a Notice of Grant of Stock Option at which an Optionee may purchase a share of Common Stock.

“Fair Market Value” shall mean the per share value of Common Stock on any relevant date determined in accordance with the following provisions:

If the Common Stock is at the time listed on the NASDAQ Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the NASDAQ Stock Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

If the Common Stock is at the time neither listed on any stock exchange or the NASDAQ Stock Market, then the Fair Market Value shall be determined by the Plan

Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

“Issuance Date” shall mean the date of award of an Option as specified in the Notice of Grant of Stock Option.

“Incentive Option” shall mean any Option intended to be designated as an incentive option within the meaning of Section 422 of the Code or any successor provision.

“Misconduct” shall mean (i) the commission of any act of fraud, embezzlement or dishonesty by Optionee, (ii) any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or (iii) any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner, in each case as determined by the Board in its sole discretion; provided, however, that if the term or concept has been defined in an employment agreement between the Corporation and Optionee, then Misconduct shall have the definition set forth in such employment agreement. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

“Non-Statutory Option” shall mean any Option for the purchase of shares of the Corporation that is not an Incentive Option.

“Notice” shall mean the Notice of Grant of Stock Option, pursuant to which the terms of the issuance of a specific grant to purchase shares of Common Stock are communicated by the Corporation to an Optionee.

“Notice of Stock Option Exercise” shall mean that document attached to the Notice of Grant of Stock Option issued to the Optionee outlining the terms and conditions governing the purchase of shares in the Corporation.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Option” shall mean the Stock Option described more fully in the Notice of Grant of Stock Option.

“Optionee” means a person to whom an Option is granted under the Plan, or any person who succeeds to those rights described more fully in the Notice of Grant of Stock Option.

“Option Grant” shall mean that written communication produced by the Board or the Plan Administrator authorizing the conveyance of a right to an Optionee to purchase a designated number of shares in the Corporation upon certain terms and conditions in accordance with the Plan.

“Parent” shall mean a controlling legal entity (other than the Corporation) that owns a majority of the stock or membership interest of at least one other legal entity enabling it to direct the other legal entity’s board of directors or managers and its policies and management.

“Participant” shall mean a person who has been granted an equity award under the Plan which remains outstanding, including a person who is no longer an eligible person.

“Plan” shall mean the Amended and Restated 2009 Brickell Biotech, Inc. Equity Incentive Plan.

“Plan Administrator” shall mean either the Board, or a designated person or committee of the Board, who shall oversee and manage the Plan.

“Service” shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of Employee, member of the Board or independent contractor.

“Stock Issuance” shall mean those Plan shares conveyed through exercise or grant to any recipient in accordance with the provisions of the Plan.

“Subsidiary” shall mean a subordinate legal entity (other than the Corporation) where the majority of its stock or membership interest is owned or controlled by at least one other legal entity enabling such other legal entity to exercise authority over its board of directors or managers and its policies and management.

“Unvested Shares” shall mean those Plan shares requiring a pre-condition to be met (i.e. achievement of milestones or Service time) prior to the Optionee being permitted the right to exercise the Option for the purchase of Plan shares. Such Plan shares are subject to forfeiture in the event such pre-conditions are not met and the Corporation’s right to repurchase or acquire in accordance with the Plan.

“Vested Shares” shall mean Plan shares for which any applicable pre-conditions have been met or are non-existent. Such shares are eligible to be purchased by an Optionee in accordance with the Plan, however, in the absence of any exercise, such shares may still be subject to the Corporation’s right to repurchase or acquire in accordance with the Plan.

“Vesting Schedule” shall mean those Service or performance pre-conditions that must be met (i.e. achievement of milestones or Service time), if any, as specified in the Notice of Grant of Stock Option prior to the Optionee being permitted the right to exercise the Option for the purchase of Plan shares